Exhibit 2 - Page 1














                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                    PHOENIX GRASSROOTS CABLE SYSTEMS, L.L.C.

                                       AND

                     FRONTIERVISION OPERATING PARTNERS, L.P.

                                      DATED

                                  July 19, 1996

















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                                                              Exhibit 2 - Page 2

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit A                  List of Communities
Exhibit B                  Form of Opinion of Seller's Counsel


Schedule 2.2               Excluded Assets
Schedule 2.6               Utility Liabilities
Schedule 3.4               Franchises
Schedule 3.5               Real Property
Schedule 3.6               Personal Property
Schedule 3.7               Contracts
Schedule 3.8               Consents
Schedule 3.9               Existing Liens to Be Discharged Prior to Closing
Schedule 3.10              Information on Systems
Schedule 3.11              Financial Statements
Schedule 3.12              Employee Benefit Plans
Schedule 3.13              Employees
Schedule 3.14              Taxes
Schedule 3.15              Claims and Legal Actions
Schedule 3.16              Environmental Matters
Schedule 3.18              Exceptions to Conduct of Business in Ordinary Course
Schedule 3.19              FCC Matters
Schedule 3.20              Bonds and Letters of Credit
Schedule 5.1               Conduct of the Systems
Schedule 5.7               Consent Form

                                                              Exhibit 2 - Page 3



                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is dated July 19, 1996, by and between FRONTIERVISION OPERATING PARTNERS, L.P., a Delaware limited partnership ("Buyer"), and PHOENIX GRASSROOTS CABLE SYSTEMS, L.L.C. a Delaware limited liability company ("Seller").

                                R E C I T A L S:

1. Seller owns and operates cable television systems serving the communities listed on Exhibit A (collectively, the "Systems").

2. Seller desires to sell, and Buyer wishes to buy, all of Seller's assets used in the operation of the Systems and the cable television business related thereto for the price and on the terms and conditions hereinafter set forth.

                              A G R E E M E N T S:

In consideration of the above recitals and the covenants and agreements contained herein, Seller and Buyer agree as follows:

1.   DEFINED TERMS

The following terms shall have the following meanings in this Agreement:

         1.1"Accounts Receivable" means the right to payment for services billed by Seller (including, without limitation, those billed to subscribers of the Systems and those for services and advertising time provided by the Seller) and unpaid as of the Closing Date.

         1.2"Agreement" means this Asset Purchase Agreement.

         1.3"Assets" means all the tangible and intangible assets, real, personal and mixed, comprising or that are otherwise used in connection with the conduct of the business or operations of the Systems, including, without limitation, those specified in Section 2.1 but excluding the Excluded Assets.

         1.4"Closing" means the consummation of the transactions contemplated by this Agreement.

         1.5"Closing Date" means the date of the Closing specified in Section 7.

         1.6"Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, as in effect from time to time.





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                                                              Exhibit 2 - Page 4

         1.7"Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan or a Multiemployer Plan, whether written or unwritten, which provides to employees or former employees of Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) with respect to the Systems any compensation or other benefits, whether deferred or not, in excess of base salary or wages and excluding overtime pay, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, stock purchase plan, severance pay plan and any other perquisites and employee fringe benefit plan.

         1.8"Consents" means all of the consents, permits or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate lawfully the transactions contemplated hereby in compliance with all contractual obligations to third parties, including estoppel language reasonably satisfactory to Buyer confirming the absence of defaults under the applicable Contract or Franchise (as those terms are defined below).

         1.9"Contracts" means all pole attachment and conduit agreements, personal property leases, subscription agreements with customers for cable services provided by the Systems, maintenance agreements, retransmission consent agreements and other agreements, written or oral (including any amendments and other modifications thereto) to which Seller is a party and that relate to the Assets or the business or operations of the Systems (other than the Franchises, programming agreements and any other contracts that are Excluded Assets), and
(i) are in effect on the date hereof and (ii) are entered into by Seller in the ordinary course of business of the Systems and as permitted by this Agreement between the date hereof and the Closing Date.

         1.10"Employee Plan" shall mean any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) to which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) contributes or which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) sponsors, maintains or otherwise is bound.

         1.11"Equivalent Billing Unit" shall mean an active customer for basic cable service either in a single household or in a multi-unit dwelling (including a hotel unit); provided, however, that the number of customers in a multi-unit dwelling that obtains service on a "bulk-rate" or similar basis shall be determined by dividing the gross bulk-rate or similar revenue for non-pay services attributable to such multi-unit dwelling by the basic subscription rate for individual households subscribing to the same level of service as is provided to such multi-unit dwelling. For purposes of this definition, an "active customer" shall mean any person at any given time that is paying for and receiving any level of cable television service from the Systems who has an account that is not more than 61 days past due (except for amounts which are past due pending the resolution of a bona fide dispute or past due amounts of $10 or less, provided such account is otherwise current). For purposes of this definition, the number of days past due of a customer account shall be counted from the date of the bill giving rise to such account or, with respect to coupon book billings, on the tenth day following the date of the coupon.



                                        2


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                                                              Exhibit 2 - Page 5

         1.12"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

         1.13"FAA" means the Federal Aviation Administration.

         1.14"FCC" means the Federal Communications Commission.

         1.15"Franchises" means all municipal, county, state and federal franchises, franchise applications (if any), domestic satellite, business radio and other licenses, earth station registrations, and all authorizations and permits relating to the Systems granted by any governmental instrumentality, including all amendments thereto and modifications thereof.

         1.16"Franchising Authorities" means all governmental authorities which have issued municipal or county cable franchises relating to the operation of the Systems or before which are pending any franchise applications filed by the Seller relating to the operation of the Systems.

         1.17"Material Adverse Effect" means a material adverse effect on the operations, assets, financial condition or value of one or more Systems or on the ability of the Seller to perform its obligations under this Agreement.

         1.18"Multiemployer Plan" means a plan, as defined in ERISA Section 3(37) or 4001(a)(3), to which Seller or any trade or business which would be considered a single employer with Seller under Section 4001(b)(1) of ERISA contributes or is required to contribute.

         1.19"Permitted Encumbrances" shall mean any of the following liens or encumbrances: (i) landlord's liens and liens for current taxes, assessments and governmental charges not yet due or being contested in good faith by appropriate proceedings; (ii) statutory liens or other encumbrances (excluding liens securing indebtedness) that are minor or technical defects in title that do not materially affect the value, marketability or utility of the Assets subject thereto; (iii) such liens, liabilities or encumbrances as are Assumed Liabilities; and (iv) restrictions set forth in, or rights granted to Franchising Authorities as set forth in, the Franchises or applicable laws relating thereto.

         1.20"Personal Property" means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, supplies and other tangible personal property that are owned or leased by Seller and used, useful or held for use as of the date hereof in the conduct of the business or operations of the Systems, plus such additions thereto and deletions therefrom arising in the ordinary course of business and as permitted by this Agreement between the date hereof and the Closing Date.

         1.21"Purchase Price" means the purchase price specified in Section 2.4, as adjusted in accordance with this Agreement.



                                        3


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                                                              Exhibit 2 - Page 6

         1.22"Real Property" means all of the buildings and other improvements thereon, leasehold interests in real estate, easements, licenses, rights to access, rights-of-way and other real property interests that are (i) leased by Seller and used as of the date hereof in the business or operations of the Systems; or (ii) owned by Seller and used as of the date hereof in the business or operations of the Systems, plus such additions thereto and deletions therefrom arising in the ordinary course of business and permitted by this Agreement between the date hereof and the Closing Date.

         1.23List of Additional Definitions. The following is a list of some additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term                                                  Section

AAA                                                    10.1
AAA Rules                                              10.1
Accounting Firm                                        2.5.6
Additional Financial Statements                         5.6
Assumed Liabilities                                     2.6
Assumption Agreements                                  7.3.2
Average Two Month Revenue                              2.5.3
Balance Sheet                                          4.6.1
Buyer                                                Preamble
Communications Act                                      3.4
Claimant                                               9.4.1
Closing Certificate                                    2.5.4
Copyright Act                                         3.19.4
CPS                                                   3.1.9.6
Current Two Month Period                               2.5.3
Deposit                                                2.4.1
Environmental Law                                      3.16
Environmental Notice                                   3.16
Environmental Reports                                  6.1.7
Equity Offering                                         4.7
Escrow Agent                                           2.4.1
Escrow Agreement                                       2.4.1
Estimate                                               2.5.4
Excluded Assets                                         2.2
Expiring Franchises                                     3.4
Financial Statements                                   3.11
Financing                                               4.7
Hazardous Substance                                    3.16
Indemnifying Party                                     9.4.1
Interim Period                                         2.5.7
Liens                                                   2.1


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


                                                              Exhibit 2 - Page 7

Losses                                                  9.2
Post-Closing Certificate                               2.5.6
Post-Closing Escrow                                    2.4.2
Prior Two Month Period                                 2.5.3
Purchase Price                                          2.4
Registration Statement                                  5.6
Required Consents                                      6.1.4
Response Period                                        2.5.6
SEC                                                     5.6
Seller                                               Preamble
Signals                                               3.19.1
Systems                                              Recitals
Tax Returns                                            3.14
Taxes                                                  3.14
Threshold                                               9.5
Utility Liabilities                                     2.6


2.SALE AND PURCHASE OF ASSETS

     2.1.Agreement to Sell and Purchase. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase from the Seller on the Closing Date, all of the Assets, including, without limitation, those described below, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, title defects, conditional sales agreements, charges or other liens or encumbrances of any nature whatsoever (collectively, "Liens"), except for Permitted Encumbrances:

                  2.1.1.The Personal Property;

                  2.1.2.The Real Property;

                  2.1.3.The Franchises;

                  2.1.4.All subscription agreements with customers for cable services provided by the Systems;

                  2.1.5.The Contracts listed on Schedule 3.7 (other than those constituting Excluded Assets);

                  2.1.6.Subscriber contracts entered into in the ordinary course of business and those Contracts in existence on the date hereof and not listed in Schedule 3.7 which (i) were entered into in the ordinary course of the Systems' business, (ii) are not material to the operations of any System, (iii) may be terminated by Buyer, as Seller's assignee, without penalty of any type not later than one (1) year following the Closing, (iv) do not involve the performance of any material non-monetary obligation on the part of Buyer, and
(v) do not involve the payment by Buyer, as Seller's assignee, of more than $10,000 for all such Contracts in the aggregate.



                                        5


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                                                              Exhibit 2 - Page 8

                  2.1.7.Contracts that are entered into by Seller in the ordinary course of business of the Systems and as permitted by this Agreement between the date hereof and the Closing Date;

                  2.1.8.Such other Contracts (other than those constituting Excluded Assets) as Buyer may, in its discretion, elect to assume;

                  2.1.9.The Accounts Receivable;

                  2.1.10.All of Seller's intangible personal property, proprietary information, copyrights, trademarks, trade names, technical information and data, machinery and equipment warranties, maps, computer discs, and tapes, plans, diagrams, blueprints and schematics, including filings with the Franchising Authorities and the FCC relating to the Systems;

                  2.1.11.All choses in action of Seller relating to the Systems;

                  2.1.12.All books and records relating to the business or operations of the Systems, including executed copies of the Contracts and all correspondence and memoranda relating thereto, customer records and all records required by the Franchising Authorities to be kept, subject to the right of Seller to have such books and records made available to Seller for a reasonable period, not to exceed five years from the Closing Date; and

                  2.1.13.The goodwill and going concern value generated by Seller with respect to the Systems.

                  2.2.Excluded Assets. The Assets shall exclude the following assets (the "Excluded Assets"):

                  2.2.1.Except to the extent taken into account in making the prorations under Section 2.5 hereunder, Seller's cash on hand as of the Closing Date and all other cash in any of Seller's bank or deposit accounts, including, without limitation, customer advance payments and deposits; any and all bonds, surety instruments, insurance policies and all rights and claims thereunder, letters of credit or other similar items and any cash surrender value in regard thereto, and any stocks, bonds, mutual funds, certificates of deposit and similar investments;

                  2.2.2.Any books and records that Seller is required by law to retain and any correspondence, memoranda, books of account, tax reports and returns and the like related to the Systems other than those described in
Section 2.1.11, subject to the right of Buyer to have access to and to copy for five (5) years from the Closing Date, and Seller's corporate minute books and other books and records related to internal corporate matters and financial relationships with Seller's lenders and affiliates;



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                                                              Exhibit 2 - Page 9

                  2.2.3.Except to the extent taken into account in making the prorations under Section 2.5 hereunder, any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date including, without limitation, fees paid to the U.S. Copyright Office or any choses in action owned by Seller relating to such refunds;

                  2.2.4.Any   Employee   Plan,   Compensation   Arrangement   or
Multiemployer Plan;

                  2.2.5.The name "Phoenix Grassroots Cable Systems, L.L.C."; and

                  2.2.6.The property described on Schedule 2.2

                  2.3.Purchase Price. The purchase price for the Assets shall be Nine Million Six Hundred Thirteen Thousand Two Hundred Fifty Dollars ($9,613,250) (the "Purchase Price"), which amount shall be adjusted as provided in Section 2.5 below.

                  2.4.Method of Payment. The Purchase Price shall be paid in full in the following manner:

                  2.4.1.Deposit Upon execution and delivery of this Agreement by Seller and Buyer, Buyer shall deliver to Colorado National Bank ("Escrow Agent"), the sum of Two Hundred Thousand Dollars ($200,000) (the "Deposit"), to be held and applied pursuant to the terms of that certain Escrow Agreement (the "Escrow Agreement"), to be executed concurrently herewith by Buyer, Seller and Escrow Agent.

                  2.4.2.Closing Payment; Post-Closing Escrow. At the Closing, Buyer shall cause to be paid in immediately available funds by wire transfer to one or more bank accounts designated in writing by Seller prior to the Closing Date a portion of the Purchase Price equal to Nine Million Four Hundred Thirteen Thousand Two Hundred Fifty Dollars ($9,413,250), plus or minus, as applicable, any adjustments made at Closing pursuant to Section 2.5. The Two Hundred Thousand Dollar ($200,000) Deposit, constituting the balance of the Purchase Price, will be retained by the Escrow Agent as security for Seller's obligations to Buyer following the Closing pursuant to the terms of the Escrow Agreement (the "Post-Closing Escrow"). Pursuant to the Escrow Agreement, (i) six (6) months following the Closing, $100,000 of the Deposit together with the interest thereon less the amount of any then asserted indemnification claims shall be released from the Post-Closing Escrow and paid to Seller, and (ii) twelve (12) months following the Closing, the balance of the amount in the Post-Closing Escrow together with the interest thereon less the amount of any then asserted indemnification claims shall be released from the Post-Closing Escrow and paid to Seller.

                  2.4.3.Disposition of Escrow Deposit; Liquidated Damages. At the Closing, the interest on the Deposit shall be paid by wire transfer of immediately available funds to Seller as a credit against the Purchase Price or to Buyer. If the Closing does not occur because of breach by Buyer of its representations and warranties hereunder or of the covenants and obligations to be performed by Buyer hereunder, provided Seller has satisfied its obligations hereunder, and provided further, that all conditions precedent to Buyer's obligation to close the transactions contemplated herein have been satisfied then, the Deposit and earnings thereon shall be delivered to Seller as liquidated damages, which shall be the sole remedy of Seller for such breach, and Seller shall have no other recourse against Buyer or any of its affiliates under or in connection with this Agreement or the transactions contemplated hereby. SELLER AND BUYER HAVE

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                                                             Exhibit 2 - Page 10

MADE THIS PROVISION FOR LIQUIDATED DAMAGES BECAUSE IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN AND CALCULATE ON THE DATE HEREOF THE AMOUNT OF ACTUAL DAMAGES SUSTAINED BY SELLER FOR THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER'S BREACH OF DEFAULT, AND SELLER AND BUYER AGREE THAT THESE SUMS REPRESENT REASONABLE COMPENSATION TO SELLER FOR SUCH BREACH. In any other case, if the Closing does not occur and this Agreement is terminated, then, the Deposit and earnings thereon shall be delivered to Buyer. All payments and releases of funds from escrow by the Escrow Agent shall be made in accordance with the procedures and provisions set forth in the Escrow Agreement.

         2.5.Adjustments and Prorations.

                  2.5.1.All expenses and other liabilities arising from the Systems up until midnight on the day prior to the Closing Date, including franchise fees, pole and other rental charges payable with respect to cable television service, utility charges, real and personal property taxes and assessments levied against the Assets, salesperson advances, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets hereunder), and similar prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs and liabilities allocable to the conduct of the business or operations of the Systems for the period prior to the Closing Date, and Buyer shall be responsible for all expenses, costs and obligations allocable to the conduct of the business or operations of the Systems on the Closing Date and for the period thereafter.

                  2.5.2.The Purchase Price shall be adjusted at Closing as follows: (i) by increasing the Purchase Price by an amount equal to (A) 100 % of the face amount of all Accounts Receivable that are outstanding 30 days or less from the date of the bill giving rise thereto and (B) 75 % of the face amount of all Accounts Receivable that are outstanding more than 30 but fewer than 61 days from the date of the bill giving rise thereto; and (ii) by reducing the Purchase Price by an amount equal to (w) any customer advance payments (i.e., customer payments received by Seller prior to Closing but relating to service to be provided by Buyer after Closing) and customer deposits (including any interest owing thereon), (x) any other advance payments (i.e., advertising payments received by Seller prior to Closing but relating to service to be provided by Buyer after Closing), (y) Accounts Receivable relating to services to be performed after the Closing and the responsibility for which is assumed by Buyer under this Agreement and (z) liabilities assumed pursuant to Section 2.6(v).

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                                                             Exhibit 2 - Page 11

                  2.5.3.(a) The Purchase Price shall also be reduced in accordance with Section 2.5.3(b) below, if the Average Two Month Revenue of the Systems is less than $269,000. As used herein, "Average Two Month Revenue" shall mean (i) the sum of advance billings of the Systems for July 1996 and August 1996, plus installation revenues, home shopping revenues, late fees and advertising revenues for June 1996 and July 1996, plus or minus (as applicable) debit and credit prorates for June 1996 and July 1996, divided by (ii) two (2). However, Average Two Month Revenue shall exclude any amounts in excess of $32,000 per month which are attributable to seasonal subscriber activity. All determinations hereunder shall be made on a basis consistent with Seller's past practices and, to the extent not inconsistent with Seller's past practices, in accordance with generally accepted accounting principles consistently applied.

                  (b) If the Two Month Average Revenue is less than $269,000, the Purchase Price shall be reduced proportionately to an amount equal to the Purchase Price before giving effect to such adjustment multiplied by a fraction, the numerator of which shall be the Two Month Average Revenue and the denominator of which shall be $269,000.

                  2.5.4.Seller shall prepare and submit to the Buyer, not later than five (5) days prior to the Closing, a written good faith estimate of the amount of the adjustments to the Purchase Price in accordance with this Section
2.5 (the "Estimate"). The Estimate shall be based upon the books and records of the Systems, including the Accounts Receivable (including the aging reports), billing information, revenues and other applicable information as shown on the latest records of Seller. The Estimate submitted to the Buyer shall be accompanied by (a) a statement setting forth in reasonable detail the calculation of the Estimate and (b) a certificate signed by a senior officer of the Seller certifying that, to the best of such officer's knowledge, but without any personal liability to such officer, the Estimate was calculated in good faith in accordance with the provisions of this Section 2.5. The Seller shall also deliver to the Buyer such other information as may be reasonably requested by the Buyer to verify the Estimate.

                  2.5.5.Without limiting Buyer's rights under Section 2.5.6 below, in the event Buyer believes in good faith that the Estimate is or may be materially inaccurate with respect to the adjustments and prorations to be made pursuant to this Section 2.5, and if the parties are unable to agree on a revised Estimate with respect to such adjustments and prorations prior to the Closing, then Buyer shall have the right to cause a portion of the Purchase Price equal to the amount in dispute in excess of the Deposit to be added to the Post-Closing Escrow at Closing, which amount shall be disbursed to Buyer or Seller, as appropriate, immediately upon completion of the Purchase Price adjustment procedures set forth in Section 2.5.6 below, irrespective of whether Buyer has any then pending indemnification claims against Seller.

                  2.5.6.Within  21 days after the  Closing  Date,  Seller  shall deliver to Buyer a compilation of the adjustments and prorations to be made pursuant to this Section 2.5, together with such supporting information as Buyer may reasonably request, certified by a senior officer of Seller, to the best of such officer's knowledge, but without liability to such officer (the "Post-Closing Certificate"). In the event Seller fails to deliver to Buyer a Post-Closing Certificate within such 21 day period, then Buyer may, within 60 days thereafter, prepare a Post-Closing Certificate, in which case the provisions of this Section 2.5.6 shall be interpreted so as to reverse the roles of the parties with respect to responses and discrepancies. If Buyer shall conclude that the Post-Closing Certificate does not accurately reflect the adjustments and prorations to be made to the Purchase Price in accordance with this Section 2.5, Buyer shall, within 40 days after the

                                                             Exhibit 2 - Page 12

receipt of the Post-Closing Certificate (such 40 day period being referred to as the "Response Period"), deliver to Seller its written statement of any discrepancies believed to exist. If Buyer fails to so notify Seller of any discrepancies, then the calculations set forth in the Post-Closing Certificate shall be controlling for all purposes hereof. On or before the fifth (5th) business day following the earlier to occur of the expiration of the Response Period and the date Seller receives Buyer's statement of discrepancies, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, the amount, if any, owed in accordance with the Post-Closing Certificate as to which there is no discrepancy. Buyer and Seller shall use good faith efforts to jointly resolve the discrepancies within fifteen (15) days of Seller's receipt of Buyer's written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review. If Buyer and Seller cannot resolve the discrepancies to their mutual satisfaction within such 15 day period, Buyer and Seller shall retain a mutually acceptable national independent public accounting firm (the "Accounting Firm") at such firm's San Francisco, California office that has neither been engaged to perform nor has performed any services to Seller or Buyer or their respective affiliates during the two years prior to the Closing Date to review the Post-Closing Certificate together with Buyer's discrepancy statement and any other relevant documents. The cost of retaining the Accounting Firm shall be borne equally by Buyer and Seller. The Accounting Firm shall report its conclusions as to adjustments pursuant to this Section 2.5 which shall be conclusive on all parties to this Agreement and not subject to dispute or review. In the event the parties are unable to agree on which accounting firm to retain, if the Accounting Firm shall not be engaged on terms reasonably satisfactory to Seller and Buyer within 30 days of Seller's receipt of Buyer's written statement of discrepancies or if the Accounting Firm shall fail to render a decision within 45 days of the date it is retained, then the matter shall be submitted for arbitration in accordance with Section 10 hereof. Within five (5) days of receipt of the Accounting Firm or Arbitrator's decision, as the case may be, with respect to such dispute, if Buyer is determined to owe an amount to Seller, Buyer shall pay such amount thereof to Seller, and if Seller is determined to owe an amount to Buyer, Seller shall pay such amount thereof to Buyer. All amounts owed by Buyer or Seller to the other in accordance with this Section shall be paid in immediately available funds. Unless expressly agreed in writing by Buyer, no payments by Seller pursuant to this Section 2.5 may be made from the Post-Closing Escrow.

                  2.5.7.Absence of Consents. The parties acknowledge that their intent and agreement is for Seller to transfer the Systems to Buyer at Closing in an orderly manner without interruption in service, and that certain required Consents to the transfer to Buyer of Seller's rights under the Contracts and Franchises relating to the operation of the Systems may not have been obtained on the Closing Date, or that such rights may not be transferred at the Closing for other reasons, provided, however, that Buyer shall have no obligation to close the transactions contemplated hereby in the absence of receiving any Required Consents and the transfer of such rights. If said transfer is not completed on the Closing Date, Seller agrees to maintain such Contracts and Franchises and, should Buyer so request, any insurance policies and performance bonds related to any non-transferred Franchises, in full force and effect for the benefit of Buyer (with any casualty insurance policies naming Buyer and Buyer's lenders as loss payees and any liability insurance policies so maintained naming Buyer, Buyer's lenders, Seller and such other parties as are required to be so named as additional insureds) until such transfer is completed (the "Interim Period"). During the Interim Period, Buyer shall be responsible for obtaining such Consents, and Seller will provide reasonable assistance to Buyer but at Buyer's sole cost and expense. Seller also agrees to permit Buyer, at Buyer's option, to utilize the benefits of such

                                                             Exhibit 2 - Page 13

Contracts, Franchises, insurance policies and performance bonds in order to continue to operate the Systems. Buyer agrees that all expenses incurred by Seller in complying with the foregoing during the Interim Period (other than charges for personnel or internal operating, administrative or overhead expenses of Seller or any creditor of Seller) shall be reimbursed to Seller by Buyer on a monthly basis, within twenty (20) days after receipt by Buyer of Seller's reasonably detailed and itemized statement therefor for each calendar month during the Interim Period.

         2.6.Assumption of Liabilities and Obligations. As of the Closing Date, Buyer shall assume and pay, discharge and perform the following (collectively, the "Assumed Liabilities"): (i) all the obligations and liabilities of Seller under the Franchises and the Contracts referenced in Sections 2.1.4, 2.1.5,
2.1.6 and 2.1.7 insofar as they relate to the time period on and after the Closing Date and arise out of events (other than the Closing itself) occurring on or after the Closing Date; (ii) all obligations and liabilities of Seller to customers of the Systems for any advance payments or deposits, if and to the extent that an adjustment was made to the Purchase Price with respect to such customers pursuant to Subsection 2.5. above; (iii) all obligations and liabilities arising out of events occurring on or after the Closing Date related to Buyer's ownership of the Assets or its conduct of the business or operations of the Systems on or after the Closing Date; and (iv) Seller's obligations to the entities listed in Schedule 2.6 for the current and past due pole rental fees and past due make-ready fees as specifically described in Schedule 2.6 ("Utility Liabilities"); provided, however, that in no event shall the amount assumed by Buyer under this clause (iv) exceed $161,753. All other obligations and liabilities of Seller shall remain and be the obligations and liabilities of Seller and shall not become obligations or liabilities of Buyer. Other than the Assumed Liabilities, Buyer shall not assume or become liable for, and does not agree to perform or discharge, any liabilities or obligations of Seller.

         2.7.Allocation of Purchase Price. As contemplated under Section 1060 of the Internal Revenue Code, Buyer and Seller shall each submit Form 8594 to the Internal Revenue Service following the Closing. Such forms shall allocate the Purchase Price among the Assets consistent with an appraisal to be conducted at Buyer's expense by an appraiser designated by Buyer.

   3.REPRESENTATIONS AND WARRANTIES OF SELLER

   Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date, as follows:

         3.1.Organization, Standing and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to conduct business in the States of Maine and New Hampshire and in each other jurisdiction in which the property owned, leased or operated by it requires it to be so qualified. Seller has the requisite power and authority (i) to own, lease and use the Assets as presently owned, leased and used by Seller, and (ii) to conduct the business and operations of the Systems as presently conducted by Seller. Seller is not a participant in any joint venture or partnership or similar agreement with any other person or entity with respect to any part of the Systems' operations or the Assets.

                                                             Exhibit 2 - Page 14

         3.2.Authorization and Binding Obligation. Seller has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its other obligations under the terms of this Agreement. All member, manager and other action by Seller necessary for the authorization, execution, delivery and performance by Seller of this Agreement has been taken and such action has not been rescinded, repealed, amended or conditioned in any manner. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.3.Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by Seller will not violate the certificate of formation or operating agreement of Seller, or subject to obtaining the Consents listed on Schedule 3.8, (i) violate any law, judgment, order, ordinance, injunction, decree, rule or regulation of any court or governmental instrumentality applicable to Seller with respect to the Assets, or (ii) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Seller is a party or may be bound and by which the Assets or the Systems are affected.

         3.4.Franchises. Schedule 3.4 includes a true and complete list of all Franchises that are held for use in connection with the operations of the Systems. No other franchises, franchise applications, licenses, registrations, authorizations or permits are required by applicable law in connection with the operation of the Systems in the ordinary course of business. True and complete copies of such Franchises (including any and all amendments thereto) have been delivered to Buyer and are included in Schedule 3.4. To the best of Seller's knowledge, each of the Franchises listed on Schedule 3.4 is in full force and effect in accordance with its terms. No proceedings are pending or, to Seller's knowledge, threatened, to revoke, terminate, modify or cancel any of such Franchises. Except as listed on Schedule 3.4, and except for any noncompliance or default that would not have a Material Adverse Effect, there exists no fact or circumstance which, with the passage of time or the giving of notice or both, would constitute a material default under any Franchise, or permit the Franchising Authority to cancel or terminate the rights thereunder, except upon the expiration of the full term thereof. For any Franchise that has an unexpired term of fewer than three (3) years from the date hereof ("Expiring Franchises"), except for the communities of Greenbush, Maine, Friendship, Maine, Middleton, New Hampshire and Enfield, New Hampshire, a timely request for renewal has been submitted to the appropriate Franchising Authority pursuant to Section 626(a) of the Communications Act of 1934, as amended (the "Communications Act"). Seller
(i) has not been notified by any Franchising Authority of any decision not to renew or of any finding that would reasonably be expected to serve as a basis for a decision not to renew (other than in respect of Franchises that have been renewed after receipt of such notice); and (ii) has no knowledge such notice is to be received. Seller has not made any commitments (oral or written) to any Franchising Authority with respect to the Systems other than those contained in the Franchises, and to Seller's knowledge, no prior owner of any of the Systems has made any commitment (oral or written) to any Franchising Authority with respect to any System other than those contained in the

                                                             Exhibit 2 - Page 15

Franchises.

         3.5.Real Property. Schedule 3.5 contains a list of all Real Property interests, including, without limitation, all leases, easements, licenses, rights to access, rights of way and other real property interests to which Seller is a party as of the date hereof, but excluding easements, rights of way and similar interests in real property which are not used or useful in connection with the operation of the Systems. Seller has good and marketable title to such interests in Real Property and has quiet enjoyment under all leasehold interests, free of all Liens except Permitted Encumbrances and Liens specified in Schedule 3.9.

         3.6.Personal Property. Seller has good and marketable title in fee simple to all Personal Property owned by Seller, and as of the Closing Date none of the Personal Property will be subject to Liens, except for Permitted Encumbrances and Liens specified in Schedule 3.9. Schedule 3.6 lists all Seller's leasehold interests in property owned by others and leasehold interests in personal property held by others in personal property owned by Seller, in each case, to the extent such personal property is used in the operation of the Systems.

         3.7.Contracts. Schedule 3.7 lists all Contracts in existence as of the date hereof except for Contracts fitting within the parameters of Section 2.1.6. To the best of Seller's knowledge, each of the Contracts listed on Schedule 3.7 is in full force and effect and legally enforceable in accordance with its terms upon the other parties thereto and, except as disclosed in Schedule 3.7, there exists no default thereunder. Seller has provided Buyer with true and complete copies of all Contracts listed on Schedule 3.7. To the best of Seller's knowledge, Seller has delivered to Buyer all agreements, letters, documentation and notices relating to any dispute, disagreement or claim arising under or relating to any of the Contracts or any of the Utility Liabilities.

         3.8.Consents. Except for the Consents described in Schedule 3.8, no consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party is required to consummate this Agreement and the transactions contemplated hereby.

         3.9.Complete Systems. The Assets comprise all of the assets necessary to conduct the business and operations of the Systems as presently conducted. The Assets are in good working order, ordinary wear and tear excepted. Seller holds good and marketable title to all Assets free and clear of all Liens other than Permitted Encumbrances and Liens described on Schedule 3.9. All indebtedness secured by Liens described on Schedule 3.9 has been paid or satisfied in full, and all such Liens shall be discharged of record within twenty(20) days following the date of this Agreement.

                                                             Exhibit 2 - Page 16

         3.10.Information on Systems.

                  3.10.1.The Systems have at least 6900 Equivalent Billing Units and have the bandwidth capacity set forth on Schedule 3.10.

                  3.10.2.As of the date hereof, the rates charged to customers for each class of service and categories of customers for the Systems are set forth in Schedule 3.10.

                  3.10.3.The Systems duly and properly carry and deliver the programming on the channels indicated in Schedule 3.10. Seller has obtained all required FCC clearances and authorizations for the operation of the Systems in the manner presently operated.

         3.11.Financial Statements.

                  3.11.1.Schedule 3.11 contains true and complete copies of (i) financial statements of the Systems containing balance sheets and statements of income as at and for each month-end of each of the full calendar months through May 31, 1996 that Seller has owned the Systems (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, subject to normal recurring year-end adjustments, which will not be material in amount. The Financial Statements are in accordance with the books and records of the Seller and present fairly the financial condition of the Systems as at their respective dates and the results of operations for the periods ended on their respective dates.

                  3.11.2.Seller does not have any liability or obligation related to the Assets or the Systems (whether accrued, absolute, contingent or otherwise) which is of a nature required to be reflected in financial statements prepared in accordance with generally accepted accounting principles consistently applied (including footnotes thereto), including, without limitation, any liability that might result from an audit of its tax returns, except for (i) the liabilities and obligations of Seller that are specified and reserved against in the Financial Statements, to the extent and in the amounts so specified and reserved against; and (ii) liabilities incurred or accrued in the ordinary course of business since the date of the most recent Financial Statements, and which do not in the aggregate have a Material Adverse Effect.

                  3.11.3.Seller is not insolvent within the meaning of the Federal Bankruptcy Code or any applicable fraudulent transfer law and will not be rendered insolvent by virtue of the transactions contemplated herein. Without limiting the foregoing, the Purchase Price exceeds the total amount of Seller's liabilities, and Seller will not make any payments or distributions of any kind, whether in respect of any indebtedness, or otherwise, of any portion of the Purchase Price to Seller's members or their affiliates until all of Seller's liabilities to others (excluding Assumed Liabilities) shall have been paid or satisfied in full or until adequate provision has been made for the payment or satisfaction thereof.

                                                             Exhibit 2 - Page 17

         3.12.Employee Benefit Plans.

                  3.12.1.All  of  Seller's   Employee  Plans  and   Compensation
Arrangements providing benefits to employees of the Systems are listed and described in Schedule 3.12, and copies of any such written Employee Plans and Compensation Arrangements (or related insurance policies) and any amendments thereto have been made available to Buyer, along with copies of employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements that are utilized in connection with the operation of the Systems. Except as disclosed in Schedule 3.12, there is not now in effect or to become effective after the date of this Agreement, any new Employee Plan or Compensation Arrangement or any amendment to an existing Employee Plan or Compensation Arrangement which will affect the benefits of employees or former employees of the Systems.

                  3.12.2.Each of Seller's Employee Plans and Compensation Arrangements has been administered without material exception in compliance with its own terms and, where applicable, with ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal or state laws.

                  3.12.3.Except as disclosed in Schedule 3.12, Seller does not contribute to or has never been required to contribute to any Multiemployer Plan.

                  3.12.4.Seller   is  not   aware  of  the   existence   of  any
governmental audit or examination of any of Seller's Employee Plans or Compensation Arrangements or of any facts that would lead it to believe that any such audit or examination is pending or threatened. There exists no action, suit or claim (other than routine claims for benefits) with respect to any such Employee Plan or Compensation Arrangement pending or, to the knowledge of Seller, threatened with respect to any of such Employee Plan or Compensation Arrangements.

                  3.12.5.No accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any Employee Plan and no waiver of funding requirements pursuant to Section 412(d) of the Code has been sought or received with respect to any Employee Plan. None of the Assets are subject to any lien arising pursuant to Section 412(n) of the Code or Section 4068 of ERISA.

                  3.12.6.No Employee Plan which is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), provides for continuing benefits or coverage for any participant (or beneficiary) after the termination of the participant's employment except as may be required under Section 4980B of the Code or applicable state statutory law.

         3.13.Labor Relations. Schedule 3.13 lists the names, dates of hire and current annual salaries of all persons employed by Seller in connection with the operation of the Systems. Except as disclosed in Schedule 3.13, Seller is not a party to or subject to any collective bargaining agreements with respect to the Systems. Seller has no written or oral employment arrangements with any employee of the Systems, other than (i) oral employment arrangements terminable at will without penalty or severance obligation; or (ii) those listed in Schedule 3.7.

                                                             Exhibit 2 - Page 18

         3.14.Taxes, Returns and Reports. All federal, state and local tax returns required to be filed by Seller in connection with the operation of the Systems with respect to any federal, state or local taxes (the "Taxes") have been filed. Except as set forth in Schedule 3.14, all Taxes which are due and payable or disputed in good faith have been properly accrued or paid or are being contested in good faith by appropriate proceedings. Seller has no knowledge of any legal, administrative or tax proceedings pursuant to which Seller is or could be made liable for any Taxes, penalties, interest or other charges, the liability for which could extend to Buyer as transferee of the Assets, and no event has occurred that could impose on Buyer any transferee liability for any Taxes, penalties or interest due or to become due from Seller.

         3.15.Claims and Legal Actions. Except as set forth in Schedule 3.15, and except for any investigations and rule-making proceedings affecting the cable industry generally, there is (i) no legal action, counterclaim, suit, arbitration; (ii) to the knowledge of Seller, any claim or governmental investigation; or (iii) any other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller, threatened against or relating to the Assets or the business or operations of the Systems. None of the matters disclosed in Schedule 3.15 could have a Material Adverse Effect.

         3.16.Environmental Matters.

         (a) Except as disclosed in Schedule 3.16, to the best of Seller's knowledge (i) the Real Property is free of all friable asbestos; (ii) no Hazardous Substance is currently or has ever been located in, on, under or about any of the Real Property in a manner which violates any Environmental Law in any material respect or which requires cleanup or corrective action of any kind under any Environmental Law; (iii) Seller is in past and current compliance with, is not in violation of, and has no liability under, any Environmental Law; and all prior owners or occupants of the Real Property occupied and used the Real Property in compliance with all applicable Environmental Law; (iv) the Systems are capable of continued operation in compliance with all Environmental Law; (v) no Hazardous Substances have been used, treated or disposed in, on, over or under the Real Property, except for such substances which are in such amounts and of the type typically found in commercial cleaning products or standard office supplies of businesses similar to Seller's, as to which Seller is in compliance with all applicable Environmental Law; and (vi) there are no tanks on or below the surface of the Real Property.

         (b) Except as disclosed in Schedule 3.16, Seller has not received any notice from any governmental authority indicating that the Real Property or any property adjacent thereto has been or may be placed on any federal or state "Superfund" or "Superlien" list ("Environmental Notice"). To the best of Seller's knowledge, there has not been any Environmental Notice with respect to any of the Real Property received by any prior owner or occupant of the Real Property which has not been fully satisfied and complied with in a timely fashion.

                                                             Exhibit 2 - Page 19

         (c) Except as disclosed in Schedule 3.16, to the best of Seller's knowledge, Seller has no liability relating to Seller's ownership or operation of the Systems for any illness or personal injury to any employee other than such matters for which claims have been filed under applicable Workers' Compensation regulations (and to the best of Seller's knowledge, there is no likely basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (under the common law or pursuant to statute) against Seller giving rise to any such liability).

         (d) As used in this Agreement, the term "Hazardous Substances" includes any substance heretofore or hereafter designated as "hazardous" or "toxic", including, without limitation, petroleum and petroleum related substances, or having characteristics identified as "hazardous" or "toxic" under any Environmental Law. As used hereunder, the term "Environmental Law" shall include
(i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 6601, et seq., (ii) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., (iii) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., (iv) the Clean Air Act, 42 U.S.C.
Section 7401, et seq., (v) Safe Drinking  Water Act, 42 U.S.C.  ss.300f et seq.,
(vi) Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq., (vii) Rivers and Harbors Act of 1899, 33 U.S.C. ss.401 et seq., (viii) Endangered Species Act of 1973, 16 U.S.C. ss.1531 et seq., (ix) Occupational Safety and Health Act of
1970, 29 U.S.C. ss.651 et seq., and (x) the Community Right to Know Act, 42 U.S.C. Section 11001, et seq., all as amended, and all other laws, rules, and regulations of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

         3.17.Compliance with Laws. Seller has complied and is in compliance with all federal, state and local laws, rules, regulations and ordinances applicable to the Systems, except for such noncompliance which would not have a Material Adverse Effect.

         3.18.Conduct  of Business in  Ordinary  Course.  Except as set forth on
Schedule 3.18, during the entire time that Seller has owned or operated the Systems, Seller has conducted the business and operations of the Systems only in the ordinary course and has not suffered any changes, events or conditions other than matters affecting the cable television industry generally (including, without limitation, legislative, regulatory or litigation matters) and matters relating to or arising from local or national economic conditions (including financial and capital markets) none of which has a Material Adverse Effect.

         3.19.FCC and Copyright Compliance.

                  3.19.1.To the best of Seller's knowledge, Schedule 3.19 contains a true and complete list of all FCC licenses, permits, authorizations and registrations used in connection with the ownership and operation of the Systems, true and complete copies of which (to the extent in the possession of Seller) have been provided to Buyer by Seller. Seller is authorized under all applicable FCC rules, regulations and orders to distribute the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that the Seller makes available to customers of the Systems (the "Signals") presently being carried to the customers of and by the Systems and to utilize all carrier frequencies generated by the operations of the Systems, and is licensed or authorized to operate all the facilities required by law to be licensed, including without limitation, any business radio and any cable television relay service stations,

                                                             Exhibit 2 - Page 20

being operated as part of the Systems. Except as provided in Schedule 3.19, Seller's operation of the Systems and of any FCC-licensed or registered facility used in conjunction with Seller's operation of the Systems, is in compliance with the FCC's rules and regulations and the provisions of the Communications Act, except for such noncompliance which would not have a Material Adverse
Effect. All reports, applications, statements, fees and other documents and payments required by the FCC or any Franchising Authority to be filed and/or to be paid to the FCC or any Franchising Authority with respect to the ownership and operation of the Systems (including, without limitation, aeronautical frequency use notifications, FCC Form 320, FCC Form 325 Schedule A, FCC Form 395-A and FCC Form 159) have been timely filed or paid, as the case may be. Seller has provided to Buyer true and complete copies of all such filings (to the extent in Seller's possession) made with respect to the ownership and operation of the Systems for the past three (3) years. Seller makes available to customers of the Systems and third parties all equipment and facilities required under any applicable federal, state and local laws, rules, regulations and ordinances.

                  3.19.2.Schedule 3.19 contains a true and complete list of each System's towers, tower coordinates and total height above ground level of each tower. All necessary FAA approvals have been obtained with respect to the height and location of towers used in connection with the operation of the Systems in the manner presently operated and are listed in Schedule 3.19. Seller has provided to Buyer true and complete copies of all such FAA approvals and authorizations obtained in connection with the ownership and operation of the Systems. The towers are being operated in compliance with applicable FCC and FAA rules, except for such noncompliance which would not have a Material Adverse Effect.

                  3.19.3.As of the date of this Agreement and to the best of Seller's knowledge, and except as disclosed on Schedule 3.19: (i) Seller is currently the only person providing or intending to provide wireline or wireless cable television services or similar video programming or related services (excluding direct broadcast satellite services) within all or part of the geographic areas served by the Systems; and (ii) no person other than the Seller has been granted a presently valid cable television franchise or has a pending application for a cable television franchise in any of the geographic areas presently served by the Systems.

                  3.19.4.Seller has filed and deposited with the U.S. Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act of 1976, as amended (the "Copyright Act"), with respect to the business and operations of the Systems as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act. Seller has provided to Buyer true and complete copies of all such statements of account and other documents and instruments (to the extent in Seller's possession) filed and deposited with the U.S. Copyright Office in connection with the ownership and operation of the Systems for the past three (3) years. The Systems are in compliance with the Copyright Act and the rules and regulations of the U.S. Copyright Office. To the knowledge of Seller, there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other party which questions the copyright filings or payments made by the Systems.

                                                             Exhibit 2 - Page 21

                  3.19.5.All notices required to be given by the Seller to subscribers of the Systems have been given in material compliance with the requirements of the Communications Act and applicable FCC regulations and policies. Each FCC employment unit operated by Seller with respect to the Systems is currently in material compliance with the Communications Act and applicable FCC regulations and policies.

                  3.19.6.No Franchising Authority or other political subdivision served by any System has become certified by the FCC to regulate such System's basic service rate. Seller has not received any complaint on FCC Form 329 concerning the cable programming service ("CPS") rates of any System, and Seller is not aware of any CPS rate regulation of any System.

         3.20.Bonds, Insurance and Letters of Credit. Except as otherwise specified in Schedule 3.20, each insurance policy, each performance bond and each letter of credit required to be maintained, or which is maintained covering the property comprising the Systems and Assets, and/or the operation of the Systems, is set forth in Schedule 3.20, and a copy of each such policy, letter of credit or bond has been delivered to Buyer by Seller. Each of such policies, letters of credit and bonds is current and in full force and effect. Seller has not received any notice of default under or intended cancellation or nonrenewal of any such policies, letter of credit or bonds. Seller has not failed to give any notice or present any claim under any insurance policy or bond in a due and timely manner, nor has Seller made a claim under any insurance policy or bond or requested the insurer to defend Seller under a duty to defend provision, which coverage the insurer denied. There are no pending or threatened requests to make a draw under any such letter of credit. To the best of Seller's knowledge, no application for any insurance, letter of credit or bond with respect to the Assets or the Systems has been denied for any reason. Seller will continue to maintain in effect through the Closing Date, and for such periods thereafter as may be required under Section 2.5.7 hereof, those bonds, letters of credit and insurance policies in connection with the Assets and/or the operation of the Systems. During such periods, Seller will not take any action or refrain from taking any action if the taking of such action or failure to take such action, respectively, adversely affects the insurability of the Assets or the Systems.

         3.21.Full Disclosure. To the best of Seller's knowledge, no representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make any statement made herein or therein not misleading.

                                                             Exhibit 2 - Page 22

   4.REPRESENTATIONS AND WARRANTIES OF BUYER

   Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, as follows:

         4.1.Organization, Standing and Authority. Buyer is a limited partnership validly existing and in good standing under the laws of the State of Delaware and is, or will be prior to Closing, qualified to conduct business as a foreign limited partnership in the States of Maine and New Hampshire. Buyer has the requisite partnership power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder.

         4.2.Authorization and Binding Obligation. Buyer has the partnership power and authority to execute and deliver this Agreement and to carry out and perform all of its other obligations under the terms of this Agreement. All partnership action by Buyer necessary for the authorization, execution, delivery and performance by Buyer of this Agreement has been taken. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally; and
(ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         4.3.Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by Buyer will not violate the certificate of limited partnership or limited partnership agreement of Buyer, or subject to obtaining any required Consents, (i) require the consent, approval, permit or authorization of, or declaration to or filing with any governmental or regulatory authority, or any other third party, (ii) violate any material law, judgment, order, ordinance, injunction, decree, rule or regulation of any court or governmental instrumentality, or (iii) conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not perform hereunder and acquire or operate the Assets.

         4.4.Claims and Legal Actions. Except for any investigations and rule-making proceedings affecting the cable industry generally, there is (i) no legal action, counterclaim, suit, arbitration; (ii) to the knowledge of Buyer, any claim or governmental investigation; or (iii) any other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Buyer, threatened against Buyer or any of its affiliates which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded.

                                                             Exhibit 2 - Page 23

         4.5.Financial Condition. Buyer is not insolvent within the meaning of the Federal Bankruptcy Code or any applicable fraudulent transfer law and will not be rendered insolvent by virtue of the transactions contemplated herein.

         4.6.Full Disclosure. To the best of Buyer's knowledge, no representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make any statement made herein or therein not misleading.

   5.COVENANTS OF THE PARTIES

         5.1.Conduct of the Business of the Systems. Except as expressly permitted under this Agreement, disclosed on Schedule 5.1 or with the prior written consent of Buyer, between the date hereof and the Closing Date, Seller shall do the following:

                  5.1.1.Seller shall operate the business of the Systems in the ordinary course of business in accordance with past practices;

                  5.1.2.Seller shall use reasonable efforts (i) to preserve the business of the Systems and Assets intact and to preserve the goodwill and business of the subscribers, advertisers, suppliers and others having business relations with the Systems; and (ii) to retain the services of the employees of the Systems;

                  5.1.3.Seller shall not (i) enter into any transaction or incur any liability or obligation which, if entered into or incurred prior to the date of this Agreement, would have been required to be listed on the Schedules hereto, (ii) sell, lease, hypothecate, transfer or otherwise dispose of any of the Assets, other than dispositions in the ordinary course of business of assets where suitable replacements have been made therefor, (iii) grant or agree to grant any increase in the rates of salaries or compensation payable to employees of the Systems (other than as required by law and regularly scheduled bonuses and increases in the ordinary course of business as disclosed on Schedule 3.12 or one-time bonuses to induce employees to remain employed with Seller through the Closing Date), (iv) provide for any new and material pension, retirement or other employment benefits for employees of the Systems or any material increase in any existing benefits (other than as required by law), (v) implement any retiering or repackaging of cable television programming offered by the Systems; or (vi) take or agree to take, any of the foregoing actions or any actions that would (A) make any representation or warranty of Seller contained in this Agreement untrue or incorrect as of the Closing Date, or (B) result in any of the conditions to Closing in this Agreement not being satisfied;

                  5.1.4.Seller shall not cause or permit, by any act or failure to act, any of the Franchises to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause any governmental authority to institute proceedings for the suspension, revocation, or material adverse modification of any Franchise, and Seller shall timely file appropriate requests for renewal pursuant to 626(a) of the Communications Act with respect to the Franchise for Greenbush, Maine and any other Franchise as to which such request may be filed pursuant to said Section 626(a);

                                                             Exhibit 2 - Page 24

                  5.1.5.Seller shall pay all obligations relating to the Systems as they become due, consistent with past practices, and shall cause all such obligations to be paid or satisfied as of the Closing Date;

                  5.1.6.Seller shall not take any action that is inconsistent with its obligations under this Agreement or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this Agreement;

                  5.1.7.Seller shall maintain all of the Assets in good condition (ordinary wear and tear excepted), consistent with their overall condition on the date of this Agreement, and shall use, operate, and maintain all of the Assets in a reasonable manner;

                  5.1.8.Seller shall maintain inventories at levels consistent with past practices and in any event at levels not less than the levels reflected in the most recent Financial Statements;

                  5.1.9.Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Systems;

                  5.1.10.Seller shall not create, assume or permit to exist any Lien claim, liability, upon the Assets, except for Permitted Encumbrances and Liens described in Schedule 3.9; and

                  5.1.11.Seller shall not change customer rates for any service or charges for remotes or installation, or change billing, disconnect or marketing practices.

                  5.1.12.Except for any Assumed Liabilities (including Utility Liabilities), with respect to any violations of pole attachment agreements or similar arrangements asserted by the owner of any poles utilized by the Systems, Seller will take such steps as may be necessary to cure such violations at Seller's expense. To the extent such violations are not capable of being cured prior to the Closing and do not involve material risks to Buyer should Buyer proceed with the Closing prior to such violations having been cured, the parties shall proceed with the Closing, with the Purchase Price being reduced on the Closing Date by a mutually agreeable amount to reflect the cost and risk of such uncured violations.

                  5.1.13.Seller   shall  use  its  best  efforts  to  cause  all
conditions in Section 6.1 to be fulfilled on or before the Closing Date.

         5.2.Access to Information. Seller shall allow Buyer and its authorized representatives reasonable access to the Assets and to all other properties, equipment, books, records, Contracts and documents relating to the Systems for the purpose of audit and inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the affairs and business of the Systems as Buyer may reasonably request.

                                                             Exhibit 2 - Page 25

         5.3.Insurance. Seller shall keep the Systems insured in accordance with customary industry practices until the Closing.

         5.4.Notice of Adverse Changes. Between the date of this Agreement and the Closing Date, Seller shall promptly notify the Buyer in writing of any materially adverse developments affecting the Systems which become known to the Seller, including, without limitation, (i) any change in the condition, financial or otherwise, of the Systems that could have a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the Systems, or (iii) any notice of any violation, forfeiture, or complaint under any of the Franchises that could have a Material Adverse Effect.

         5.5.Delivery  of Financial  Information.  Seller shall furnish to Buyer
(i) as soon as they are available, but in no event later than thirty (30) days after the end of each month subsequent to the date of such latest monthly financial statement through the end of the month preceding the Closing Date, monthly financial statements prepared on a basis consistent with the Financial Statements; (ii) as soon as they are available, but in no event later than fifteen (15) days after the end of each month a report prepared consistent with past practices showing monthly revenues and subscriber information for the systems; and (iii) promptly upon request, such other financial information (including information on billings, installations, disconnects, payables and receivables) as Buyer may reasonably request. The income statements delivered by Seller to Buyers pursuant to this section shall be prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied, shall accurately reflect the books, records, and accounts of the Systems, shall be complete and correct in all material respects, and shall present fairly the results of operations of the Systems for the periods then ended. Promptly after the preparation thereof, Seller shall deliver to the Buyer copies of any other financial statements, subscriber counts and other operational data regularly prepared by Seller for its internal use. Seller also shall provide Buyer on a periodic basis with reports of capital expenditure made with respect to the Systems.

         5.6.Additional Financial Information. Buyer recognizes that Seller claims to have acquired the Systems pursuant to Section 9505 of the California Commercial Code and has owned the Systems for a short period of time and, accordingly, certain data, documents, reports, statements and other information regarding the Systems may be unavailable. However, Seller recognizes that Buyer may need additional financial information with respect to the Systems in connection with a registration statement or other filings to be made by Buyer with the Securities and Exchange Commission (the "SEC"). Such information may be required for preparing audited financial statements of the Systems for prior years and for portions of the current year. Seller agrees to cooperate and to cause Seller's accountants and auditors to cooperate with Buyer, but at Buyer's sole cost and expense, in order to enable Buyer to comply with applicable SEC requirements.

         5.7.Consents. Following the execution hereof, Seller shall make (and Buyer shall assist Seller in making) such applications to the Franchising Authorities and other third parties, whose Consents are legally or contractually required for the valid assignment and transfer of the Assets to Buyer, and shall otherwise use its best efforts to obtain the Required Consents (and shall use reasonable efforts to obtain the other Consents) as expeditiously as possible. Such efforts shall include, if necessary, the making of payments or the giving of other consideration by Seller to third parties to resolve claims (whether disputed or undisputed) raised by such third parties and not constituting Assumed Liabilities. Any application to any governmental authority or other

                                                             Exhibit 2 - Page 26

third party for any authorization, consent, order, or approval necessary for the transfer of any Franchise shall be reasonably acceptable to Buyer and such consent, order or approval shall, in substance, cover the matters specified in
Schedule 5.7 attached hereto. Seller shall not agree to any materially adverse change in any Franchise or Contract as a condition to obtaining any authorization, consent, order, or approval necessary for the transfer of such Franchise or Contract unless Buyer shall otherwise consent. Buyer shall actively assist Seller in obtaining such Consents and shall actively cooperate with Seller in the preparation, filing and prosecution of such applications as may reasonably be necessary. Buyer shall also prepare any applicable Forms 394 with respect to the Franchises. Notwithstanding the foregoing, Buyer shall have no obligation to make any payment to any Franchise authority or to any other party to any Contract in assisting Seller in obtaining any of the Consents, amendments, releases or agreements described in this section or to agree to any materially adverse change in any Franchise or other Contract to be assigned to Buyer. Buyer shall, at Seller's request, promptly furnish Seller with copies of such documents and information with respect to Buyer, including financial information and information relating to the cable and other operations of Buyer and any of its affiliated or related companies, as Seller may reasonably request in connection with the obtaining of any of the Consents or as may be reasonably requested by any person in connection with any Consent. Each party shall provide to the other copies of all Consents as they are received.

         5.8.Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use diligent efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

         5.9.Taxes, Fees and Expenses. Buyer, on the one hand, and Seller, on the other hand, shall each pay 50% of all sales, use, transfer or purchase taxes and fees and application fees, if any, arising out of the transactions contemplated herein. Each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

         5.10.Brokers. Buyer and Seller each represents and warrants that neither it nor any person or entity acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transaction contemplated by this Agreement. Buyer agrees to indemnify and hold harmless Seller against any fee, commission, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it, and Seller agrees to indemnify and hold harmless Buyer against any fee, commission, loss or expense arising out of any claim by any broker or finder employed or alleged to have been employed by it.

                                                             Exhibit 2 - Page 27

         5.11.Risk of Loss.

                  5.11.1.The risk of loss, damage or destruction to the Systems from fire, theft or other casualty or cause shall be borne by Seller at all times up to completion of the Closing. It is expressly understood and agreed that in the event of any material loss or damage to any material portion of the Assets from fire, casualty or other cause prior to the Closing, Seller shall notify Buyer of same in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof, if known or reasonably ascertainable, and the insurance coverage related thereto.

                  5.11.2.Notwithstanding  any other provision  contained in this
Agreement:

                  (i) In the event there is damage (including loss of revenue) to the Systems equal to or greater than $50,000 which is not repaired, replaced or restored prior to the Closing, Buyer, at its sole option upon written notice to Seller: (A) may elect to consummate the Closing and accept the Assets in their unrestored condition, in which event Seller shall pay or assign to Buyer all proceeds of insurance theretofore received or to be received covering the Assets involved, and the Purchase Price shall be reduced by an amount equal to any applicable insurance deductible; or (B) may rescind this Agreement and declare it of no further force and effect, in which event there shall be no Closing and this Agreement and all the terms and provisions hereof shall thereupon be deemed null and void and Buyer shall be entitled to a return of the Deposit and all interest thereon and the parties shall have no further liability to each other.

                  (ii) if the damage (including loss of revenue) sustained is less than $50,000, this Agreement shall remain in full force and effect and the Purchase Price shall be reduced by an amount equal to the amount of such damage, and Seller shall retain all proceeds of insurance theretofore received or to be received covering the Assets involved.

                  5.11.3.Employee Benefit Matters. Buyer shall have no obligation to employ any of Seller's employees employed at the Systems. Seller shall be responsible for and shall cause to be discharged and satisfied in full all amounts owed to any employee, if any, including, without limitation, wages, salaries, sick pay, accrued vacation, employment, incentive, compensation or bonus agreements or other benefits or payments on account of termination, including, without limitation, the opportunity to elect continued coverage under a group health plan pursuant to Section 4980B of the Code. Buyer shall not assume or accept any obligation or liability under any Employee Plan or Compensation Arrangement, nor shall Buyer be obligated to continue any Employee Plan or Compensation Arrangement. Without limiting the generality of the foregoing, Buyer shall not assume any liability under or otherwise be obligated to continue, any group health plan maintained by Seller. To the extent that the transactions contemplated by this Agreement may constitute a "qualifying event" under the provisions of Section 4980B of the Code with respect to any current or former employee of Seller or any spouse, former spouse, dependent child, or former dependent child of any such person, Seller and not Buyer shall provide and be responsible for continuation coverage in accordance with Section 4980B of the Code. Seller and not Buyer shall provide and be responsible for continuation coverage to existing qualified beneficiaries who have the right to elect or retain such continuation coverage in accordance with Section 4980B of the Code.

                                                             Exhibit 2 - Page 28

         5.12.Noncompetition. Seller covenants and agrees that for a period of five (5) years from the Closing Date neither it nor any of its affiliates will own, manage, operate, control or engage, directly or indirectly, in the business of operating a wireline or wireless video cable television system within the area currently serviced by the Systems. Notwithstanding the foregoing, nothing herein shall be construed to prohibit or restrict the ownership of a company's securities listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation System, which (A) constitutes less than 5% of each class of equity of such company, (B) does not constitute control over such company and (C) is held solely for investment purposes.

         5.13.Billing System Transition. Prior to and following the Closing, Seller will cooperate with Buyer with respect to the conversion of the System's billing and collection functions to the billing system utilized by Buyer. In furtherance of the foregoing, for 180 days following the Closing, or until such earlier time as the Systems' billing and collection functions have been converted to the system utilized by Buyer, Seller will continue to perform or cause to be performed all of the Systems' billing and collection services in the same manner as presently conducted, and Buyer shall reimburse Seller for Seller's out-of-pocket cost in providing such services.

   6.CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLER TO CLOSE

         6.1.Conditions Precedent to Obligations of Buyer to Close. The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Buyer for purposes of consummating such transactions:

                  6.1.1.Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete at and as of the Closing Date as though such representations and warranties were made at and as of such time except for changes contemplated or permitted by this Agreement, which changes shall be reflected on revised Schedules as provided in
Section 7.2.3.

                  6.1.2.Covenants and Conditions. Seller shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  6.1.3.No Injunction, Etc. No action, suit or other proceeding shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby which, if successful, would have a Material Adverse Effect.

                                                             Exhibit 2 - Page 29

                  6.1.4.Consents. All Consents designated on Schedule 3.8 with an asterisk ("Required Consents") shall have been duly obtained and delivered to Buyer and shall not have been amended, rescinded, repealed or conditioned.

                  6.1.5.Deliveries. Seller shall have made or stand willing and able to make all the deliveries to Buyer set forth in Section 7.2.

                  6.1.6.Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall have occurred no material adverse change in the financial condition of the Systems, taken as a whole, other than matters affecting the cable television industry generally (including without limitation legislative, regulatory or litigation matters) and matters relating to or arising from local or national economic conditions (including financial and capital markets).

                  6.1.7.Environmental Report. Provided that Buyer shall have ordered such environmental site assessments not later than ten (10) business days after the execution of this Agreement, Buyer shall have received, at Buyer's expense, Phase I environmental site assessments (the "Environmental Reports") of the Real Property performed by a recognized environmental firm reasonably satisfactory to Buyer. The Environmental Reports shall show no environmental condition on or affecting such Real Property that (i) could reasonably be expected to impair the use or value of such Real Property for the continued operation of the Systems as presently operated or subject Buyer to any liability for fines, penalties, or cleanup or response costs if Buyer consummates this Agreement, or (ii) would cause a reasonable purchaser to perform further investigation or testing before proceeding with the transfer of the Real Property.

                  6.1.8.Title Commitment. Provided that Buyer shall have ordered such commitments not later than ten (10) days after the execution of this Agreement, Buyer shall have received, at Buyer's expense, written commitments to issue owner's and lessee's policies of title insurance, naming Buyer as the insured, written by a responsible title insurance company authorized to write title insurance with respect to real estate in the states where the Real Property is located, which policies shall guarantee good and marketable title to the Real Property and shall show no exceptions for rights of occupancy or use by third parties, no gaps in the chain of title, no violations of any applicable zoning or other ordinance, statute, rule or regulation and no other matter adversely affecting title to the Real Property and shall otherwise be reasonably satisfactory to Buyer.

                  6.1.9.FCC Counsel Satisfaction. Buyer's FCC counsel shall be reasonably satisfied with the accuracy of Seller's representations and warranties in this Agreement pertaining to the Franchises and to FCC, FAA and copyright matters, or if Seller so elects, Seller shall have delivered to Buyer an opinion of FCC counsel reasonably satisfactory to Buyer in form and substance.

                                                             Exhibit 2 - Page 30

                  6.1.10.No Unresolved Default Claims. No Franchising Authority or any party to any Contract shall have notified Buyer or Seller that any default exists under any Franchise or Contract, the result of which could be a Material Adverse Effect, except for such defaults as shall have been waived in writing prior to the Closing or as shall constitute Assumed Liabilities.

         6.2.Conditions Precedent to Obligations of Seller to Close. The obligations of Seller to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Seller for purposes of consummating such transactions:

                  6.2.1.Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete at and as of the Closing Date as though such representations and warranties were made at and as of such time except to the extent changes are permitted or contemplated pursuant to this Agreement.

                  6.2.2.Covenants and Conditions. Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  6.2.3.No Injunction, Etc. No action, suit or other proceeding shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transaction contemplated hereby which if successful would have a Material Adverse Effect.

                  6.2.4.Deliveries. Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 7.3.

   7.CLOSING AND CLOSING DELIVERIES

         7.1.Closing. The Closing shall take place at 10:00 a.m. on a date specified by Buyer upon at least ten (10) days prior written notice to Seller, which date shall not be earlier than the date all Required Consents of the issuers of the Franchises shall have been obtained nor later than thirty (30) days following the satisfaction or waiver of all Closing conditions set forth in
Section 6.1, or on such other date as Buyer and Seller may mutually agree (the "Closing Date"). The Closing shall be held at the offices of Edwards & Angell, 101 Federal Street, Boston, Massachusetts 02110, or the Closing will be conducted by mail or at such other place and time as the parties may agree.

         7.2.Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

                  7.2.1.Transfer Documents. Duly executed bills of sale, warranty deeds, motor vehicle titles, assignments and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer or its permitted assignees, free and clear of any Liens, except for Permitted Encumbrances;

                                                             Exhibit 2 - Page 31

                  7.2.2.Consents.  The original of each Consent;

                  7.2.3.Officer's Certificate. A certificate, dated as of the Closing Date, executed by the President or a Vice President of Seller, certifying: (i) that the representations and warranties of Seller contained in this Agreement are true and complete at and as of the Closing Date as though made on and as of such time, except for changes contemplated or permitted by this Agreement, which changes shall be reflected on revised Schedules attached to such certificate and (ii) that Seller has performed and complied with covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date;

                  7.2.4.Secretary's Certificate. A certificate, dated as of the Closing Date, executed by the Secretary of Seller: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Seller's Manager and members (if required), authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) certifying as to the incumbency of each signatory to this Agreement executed by such Seller; and

                  7.2.5.Opinions of Counsel. Opinion of Seller's counsel dated as of the Closing Date, substantially in the form attached hereto as Exhibit B.

                  7.2.6.Evidence of Payment of Creditors. Evidence reasonably satisfactory to Buyer of the payment and satisfaction of all indebtedness and liabilities of Seller to trade creditors, lenders and other third parties.

         7.3.Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and their counsel:

                  7.3.1.Purchase Price. The Purchase Price, as adjusted, less the amount of the Deposit;

                  7.3.2.Assumption Agreements. Appropriate assumption agreements (the "Assumption Agreements") in form reasonably satisfactory to Buyer pursuant to which Buyer shall assume the Assumed Liabilities.

                  7.3.3.Officer's Certificate. A certificate, dated as of the Closing Date, executed by the President or a Vice President of Buyer, certifying
(i) that the representations and warranties of Buyer contained in this Agreement are true and complete as of the Closing Date as though made on and as of that date, except for changes contemplated by this Agreement; and (ii) that Buyer has performed all of its obligations and complied with all of its covenants set forth in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; and

                                                             Exhibit 2 - Page 32

                  7.3.4.Secretary's Certificate. A certificate, dated as of the Closing Date, executed by a senior officer of Buyer: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) certifying as to the incumbency of each signatory to this Agreement executed by Buyer.

   8.TERMINATION

         8.1.Method  of  Termination.   This  Agreement  may  be  terminated  or
abandoned only as follows:

                  8.1.1.By the mutual consent of Seller and Buyer;

                  8.1.2.By either party (provided that such party is not then in breach of any of its representations, warranties or obligations hereunder) by written notice to the other if the Closing shall not have occurred on or before November 30, 1996; or

                  8.1.3.By either party if the other party shall have breached its obligations hereunder and such breach shall remain uncured for fifteen (15) days following written notice of such breach from the terminating party.

         8.2.Rights Upon Termination.

                  8.2.1.In the event of a termination of this Agreement pursuant to Section 8.1.1 or 8.1.2 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any cost, expense, damage or loss of anticipated profits hereunder.

                  8.2.2.In the event of a termination of this Agreement pursuant to Sections 8.1.3 hereof as a result of any untrue representation, breach of warranty or nonfulfillment of any covenant by Buyer contained in this Agreement, Seller shall only have rights provided for in Section 2.4.3 hereof.

                  8.2.3.In the event of a breach of this Agreement or a termination of this Agreement pursuant to Sections 8.1.3 hereof as a result of any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained in this Agreement, Buyer shall have the right to seek all remedies available to it as provided hereunder or at law or equity, including the remedy of specific performance. In the event of any action to enforce this Agreement, Seller hereby waives the defense that there is an adequate remedy at law.

     9.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
         INDEMNIFICATION

                                                             Exhibit 2 - Page 33

         9.1.Representations and Warranties. All representations, warranties, covenants and agreements contained in this Agreement or in any documents or instruments delivered pursuant hereto shall be deemed continuing representations, warranties, covenants and agreements, and all such representations and warranties shall survive the Closing Date for a period ending on the first anniversary of the Closing Date unless a longer period of survival is otherwise provided for in this Agreement; provided, however, that the representations, warranties set forth in Sections 3.5, 3.6 and 3.7, in the first three sentences of Section 3.4, in the first and third sentences of
Section 3.9, and in Sections 3.16 and 3.17 shall survive through the expiration of all statutes of limitation (if any) applicable to any claim, right of action or Losses to which Buyer could be subject in the event of a breach of such representations and warranties. The written assertion of any claim by Buyer or Seller against the other hereunder with respect to the breach or alleged breach of any representation or warranty shall extend the period during which such representation and warranty survives through the date such claim is resolved.

         9.2.Indemnification by Seller. Seller shall indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer on demand for any and all losses, liabilities, damages and expenses, including, without limitation, reasonable legal fees and expenses (collectively, "Losses") resulting from:

                  9.2.1.Any  untrue   representation,   breach  of  warranty  or
nonfulfillment of any covenant by Seller contained herein;

                  9.2.2.Any and all obligations of Seller other than Assumed Liabilities;

                  9.2.3.The operation or ownership of the Systems or Assets prior to the Closing Date, including, without limitation, any and all liabilities arising under the Franchises or the Contracts which relate to events occurring prior to the Closing Date and any alleged noncompliance with environmental laws or other laws which relates to events or circumstances existing prior to the Closing Date; and

                  9.2.4.Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         9.3.Indemnification by Buyer. Provided that the Closing shall have occurred, Buyer shall indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller on demand for any and all Losses resulting from:

                  9.3.1.Any untrue representation or breach of warranty or nonfulfillment of any covenant by Buyer contained herein;

                  9.3.2.Any and all of the Assumed Liabilities;

                  9.3.3.Buyer's operation or ownership of the Systems or Assets on and after the Closing Date; and

                                                             Exhibit 2 - Page 34

             9.3.4.Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

         9.4.Procedure for Indemnification. The procedure for indemnification shall be as follows:

             9.4.1.The party claiming indemnification (the "Claimant") shall give notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, describing (i) the factual basis for such claim; and (ii) the estimated amount of the claim, if known. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within ten days after written notice of such action, suit or proceeding was given to Claimant, provided that failure to give such notice within such ten-day period shall not bar or otherwise prejudice the Claimant's rights to indemnification with respect to such third-party action, suit or proceeding unless the Indemnifying Party is materially prejudiced thereby vis a vis each third party.

             9.4.2.With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, provided that (i) the Indemnifying Party notifies the Claimant of its election to do so within 30 days of the date it receives notice of such third-party claim, (ii) the remedy sought by the third party claimant is exclusively the payment of money and not any non-monetary remedies and (iii) the Indemnifying Party waives the provisions of Section 9.5 with respect to such claim. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not so elect to assume control of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

             9.4.3.If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

         9.5.Indemnification Threshold.

Neither party shall have any liability under Section 9.1 or 9.2 for breaches of representations and warranties by such party unless and until the Losses arising therefrom exceed in the aggregate $50,000 (the "Threshold"), and if a party's Losses exceed the Threshold in the aggregate, such party shall be entitled to recover all of its Losses, including, without limitation, the amount of the Threshold.

         9.6. Interest.  Any amount owed by either party to the other under this
Section 9 or under Section 2.5 shall, if not paid within thirty (30) days following the date demand for such payment is made, bear interest at a rate of fifteen percent (15%) per annum from the date demand for such payment is made until payment in full is received.

                                                             Exhibit 2 - Page 35

   10.DISPUTE RESOLUTION

         10.1.Arbitration. Any controversy, dispute or claim, including, but not limited to, a claim for specific performance, between Seller and Buyer arising out of or in connection with, or relating to, this Agreement or the transactions contemplated hereby or the breach, termination or validity hereof, shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA") in effect at the time of the commencement of the arbitration proceeding by a sole arbitrator appointed by the AAA. The arbitrator shall be an attorney with no less than 15 years experience in the practice of corporate law (with substantial experience in the acquisition and financing of cable television systems); provided, however, in the case of an arbitration proceeding to resolve a dispute with respect to the calculation of the adjustments to be made to the Purchase Price as contemplated by Section 2.5, the arbitrator shall be an accountant with a so-called "Big 6" accounting firm that has not performed any services for Seller or Buyer during the two years prior to the Closing Date. The arbitration decision or award shall be reasoned and in writing. Judgment upon the decision or award rendered by the arbitrator may be entered and specifically enforced in any count having jurisdiction thereof. The situs for any such arbitration shall be San Francisco, California. A final award shall be rendered as soon as reasonably possible and in any event within 120 days of the filing with AAA of any demand for arbitration. The parties agree that the arbitrator shall have the right to shorten the length of any notice periods or other time periods provided in the AAA Rules and to implement Expedited Procedures under the AAA rules in order to ensure that the arbitration process is completed within the time frames provided herein. Buyer, on the one hand, and Seller, on the other hand, shall each bear 50% of the costs of any such arbitration, including, without limitation, the fees and expenses of the arbitrator; provided, however, the arbitrator shall have the right (but not the obligation) to reapportion Seller's and Buyer's relative shares of such costs in accordance with the arbitrator's determination of the relative merits of the parties' respective claims. Notwithstanding the provisions of Section 11.3, any arbitration held pursuant to the provisions of this section shall be governed by the Federal Arbitration Act.

         10.2.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT ON, WITH
RESPECT TO OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

         10.3.Survival. The provisions of this Section 10 shall survive any termination of this Agreement for any reason.

   11.MISCELLANEOUS

         11.1.Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing; (ii) delivered by personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or sent by commercial delivery service or certified mail, return receipt requested; (iii) deemed to have been given on the date of personal delivery, the date of transmission and receipt of facsimile transmissions, or the date set forth in the records of the delivery service or on the return receipt; and (iv) addressed as follows:

                                                             Exhibit 2 - Page 36

   If to Seller:

   c/o Phoenix Cable, Inc.
   10 South Franklin Turnpike
   Ramsey, NJ  07446
   Attn.:  James H. Feeney, President
   Facsimile No.:  (201) 825-8794

   With a copy to:

   Frandzel & Share
   6500 Wilshire Blvd.
   Los Angeles, CA 90048
   Attn.:  Patricia Y. Trendacosta, Esq.
   Facsimile No.:  (213) 651-2577

   If to Buyer:

   FrontierVision Partners, L.P.
   1777 South Harrison Street
   Suite P-200
   Denver, Colorado  80210
   Attn.:  James C. Vaughn, President
   Facsimile No.: (303) 757-6105

   With a copy to:

   Edwards & Angell
   101 Federal Street
   Boston, Massachusetts  02110
   Attn.:  Stephen O. Meredith, Esq.
   Facsimile No.: (617) 439-4170

   or to any such other persons or addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1.

         11.2.Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto; provided, however, that Buyer may assign this Agreement to its affiliates and collaterally assign its rights under this Agreement to its lenders without the consent of Seller; provided, further, however, that Buyer shall not be released and shall continue to be fully liable for its obligations hereunder; and provided further this Agreement is assumed by such assignee (excluding lenders) pursuant to an assumption agreement reasonably satisfactory to Seller. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                                                             Exhibit 2 - Page 37

         11.3.Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New Hampshire, without regard to the conflicts of law principles of such state.

         11.4.Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

         11.5.Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

         11.6.Entire Agreement. This Agreement, all schedules and exhibits hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between Buyer and Seller with respect to the transactions contemplated hereby, and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or, except as provided in Section 11.8, modified except by an agreement in writing signed by Buyer and the Seller.

         11.7.Further Assurances. Each party covenants that at any time, and from time to time, before or after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         11.8.Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived in writing by the party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         11.9.Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law provided that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner that is materially adverse to any party affected by such invalidity or unenforceability.

                                                             Exhibit 2 - Page 38

         11.10.Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument. A signature delivered by facsimile transmission shall be deemed an original signature for all purposes under this Agreement.

         11.11.No Third Party Beneficiaries. This Agreement constitutes an agreement solely among the parties hereto, and, is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable on any person (including, without limitation, any of Seller's employees) other than the parties hereto and their respective successors or assigns, or otherwise constitute any person (including, without limitation, any of Seller's employees) a third party beneficiary under or by reason of this Agreement.

         11.12.Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

         11.13.Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a weekend or on day that is not a business day in New York and in each state in which one or more Systems is located, the time for the giving of such notice or the performance of such act will be extended to the next succeeding business day in all such states.

                                                             Exhibit 2 - Page 39

         IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.

                           BUYER:

                           FRONTIERVISION OPERATING PARTNERS,
                           L.P.

                           By FrontierVision Partners, L.P., its General Partner

                           By FVP GP, L.P., its General Partner

                           By FrontierVision Inc., its General Partner


                           By:              /s/ James C. Vaughn
                              -----------------------------------
                               Title:  James C. Vaughn, President



                           SELLER:

                           PHOENIX GRASSROOTS CABLE SYSTEMS,
                           L.L.C.

                           By Phoenix Leasing Incorporated, Its Manager


                           By:             /s/ James H. Feeney
                              ---------------------------------
                              James H. Feeney, President

                                                             Exhibit 2 - Page 40

                              AGREEMENT TO BE BOUND

         The  undersigned  hereby  agrees to be bound only by the  provisions of
Section  5.12  of  the  foregoing  Asset  Purchase   Agreement   (pertaining  to
noncompetition) upon the same terms as Seller is bound.




                                        /s/ James H. Feeney
                                        -------------------
                                        James H. Feeney


                                        PHOENIX LEASING INCORPORATED



                                        By:          /s/ Gary Martinez
                                           -------------------------------------
                                           Name:    Gary Martinez
                                           Title:   Senior Vice President

                                        PHOENIX CABLE INCORPORATED



                                        By:          /s/ James H. Feeney
                                           -------------------------------------
                                           Name:    James H. Feeney
                                           Title:   President




                                       37